EXHIBIT 99.1

Vitran Reports 2011 Second Quarter Results

REMINDER:
Vitran management will conduct a conference call and webcast today: July 21, at 5:00 p.m. ET, to discuss the Company's 2011 second quarter results
Conference call dial-in: 1-888-575-5159 or 416-764-8671 (International)
Live Webcast: www.vitran.com (select "Investor Relations")

TORONTO, July 21, 2011 (GLOBE NEWSWIRE) -- Vitran Corporation Inc. (Nasdaq:VTNC) (TSX:VTN), a North American transportation and supply chain firm, today announced financial results for the second quarter of 2011 and the six-month period ended June 30, 2011 (all figures reported in $US).

Vitran reported a 23.1% increase in revenue to $208.9 million, for the quarter ended June 30, 2011 compared to $169.7 million for second quarter of 2010. Adjusting for the impact of foreign exchange on Vitran's Canadian operations, consolidated revenue increased 20.5% in the comparable second quarters.  Vitran recorded a net loss from continuing operations of $2.3 million, or $0.14 per share for the second quarter of 2011 compared to net income from continuing operations of $1.6 million or $0.10 per diluted shares.

Vitran reported a 20.6% increase in revenue to $394.3 million, for the six months ended June 30, 2011 compared to $326.9 million for the same period in 2010. Adjusting for the impact of foreign exchange on Vitran's Canadian operations, consolidated revenue increased 18.4% in the comparable six-month periods.  Vitran recorded a net loss from continuing operations of $2.5 million, or $0.15 per share for the six-month period ended June 30, 2011 compared to net income from continuing operations of $0.3 million or $0.02 per diluted shares.

On a non-GAAP basis that would include adjusting for a tax recovery on Vitran's U.S. operations, the Company recorded an adjusted loss from continuing operations of $0.03 per share for the second quarter of 2011 and $0.01 per share for the six-month period ended June 30, 2011. At the end of the fourth quarter of 2010, in accordance with FASB ASC 740-10, Vitran temporarily discontinued recording an income tax recovery and deferred tax asset for its U.S. operations

"We are disappointed with our consolidated second quarter results, however our Canadian LTL operation posted strong results and our Supply Chain Operation had another record quarter. Our U.S. LTL operation had a significant challenge working out of the first quarter weather issues that were compounded by the acquisition of Milan on February 19th, which at close had approximately 2.5 days of freight backlogged. We managed the freight current, and improved our U.S. LTL operation as the quarter evolved, but results were impacted in the front half of the second quarter most significantly.  Our U.S. LTL operation's tonnage grew 15.8% but was offset by higher than expected labour, maintenance and workers compensation expenses.

We are very pleased with the performance of the Canadian LTL operation and Supply Chain Operation and our principal focus will be to raise our U.S. LTL operations to this same level of excellence," stated Vitran President and Chief Executive Officer Rick Gaetz.

"I am also pleased to announce that our Supply Chain Operation has secured a contract with a major retailer to commence a dedicated distribution center in Sacramento, California at the end of September 2011," concluded Mr. Gaetz.

Segmented Results

The LTL (less-than-truckload) segment revenue improvement of 19.9% to $178.4 million for the second quarter of 2011 compared to revenue of $148.8 million in the second quarter of 2010.  Loss from operations for the 2011 second quarter was $1.2 million, compared to income from operations of $3.9 million in the comparable period a year ago. In the comparable second quarters, shipments and tonnage improved 9.9% and 10.6% respectively in the LTL segment.

The Supply Chain Operation posted 46.1% revenue improvement, record income from operation of $2.3 million and an OR of 92.3% in the second quarter of 2011 compared to income from operations of $1.4 million and OR of 93.3% in the second quarter of 2010.

About Vitran Corporation Inc.

Vitran Corporation Inc. is a North American group of transportation companies offering less-than-truckload and supply chain services. To find out more about Vitran Corporation Inc. (Nasdaq:VTNC) (TSX:VTN), visit the website at www.vitran.com.

The Vitran Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7302

This press release contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Forward-looking statements may be generally identifiable by use of the words "believe", "anticipate", "intend", "estimate", "expect", "project", "may", "plans", "continue", "will", "focus should" "endeavor" or the negative of these words or other variations on these words or comparable terminology. These forward-looking statements are based on current expectations and are naturally subject to uncertainty and changes in circumstances that may cause actual results to differ materially from those expressed or implied by such forward-looking statements.

Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Vitran's actual results, performance or achievements to differ materially from those projected in the forward-looking statements. Factors that may cause such differences include, but are not limited to, technological change, increases in fuel costs, regulatory changes, the general health of the economy, seasonal fluctuations, unanticipated changes in railroad capacities, exposure to credit risks, changes in labour relations and competitive factors. More detailed information about these and other factors is included in the annual MD&A on Form 10K under the heading "General Risks and Uncertainties." Many of these factors are beyond the Company's control; therefore, future events may vary substantially from what the Company currently foresees. You should not place undue reliance on such forward-looking statements. Vitran Corporation Inc. does not assume the obligation to revise or update these forward-looking statements after the date of this document or to revise them to reflect the occurrence of future unanticipated events, except as may be required under applicable securities laws.

 (tables follow)

Vitran Corporation Inc.
Consolidated Balance Sheets
(in thousands of United States dollars, US GAAP)

	June 30, 2011	December 31, 2010
	(unaudited)	(audited)
Assets
Current assets:
Accounts receivable	$ 94,084	$ 72,212
Inventory, deposits and prepaid expenses	9,861	9,761
Current assets of discontinued operations	----	1,683
Deferred income taxes	114	110
	104,059	83,766

Property and equipment	141,383	138,847
Intangible assets	7,037	8,268
Goodwill	14,650	14,453
	$267,129	$ 245,334
Liabilities and Shareholders' Equity
Current liabilities:
Bank overdraft	$ 511	$ 3,906
Accounts payable and accrued liabilities	86,858	68,955
Income and other taxes payable	519	154
Current liabilities of discontinued operations	201	2,410
Current portion of long-term debt	13,111	19,545
	101,200	94,970
Long-term debt	66,362	49,838
Other	182	519
Deferred income taxes	1,470	1,160

Shareholders' equity:
Common shares	99,743	99,658
Additional paid-in capital	5,094	4,838
Accumulated deficit	(13,422)	(10,901)
Accumulated other comprehensive income	6,500	5,252
	97,915	98,847
	$ 267,129	$ 245,334

(Consolidated Statements of Income follows)

Vitran Corporation Inc.
Consolidated Statements Of Income
(Unaudited)
(in thousands of United States dollars except per share amounts, US GAAP)

	Three months ended June 30,		Six months ended June 30,

	2011	2010	2011	2010
Revenue	$208,881	$169,713	$394,269	$326,856
Operating expenses	205,082	161,126	384,606	313,793
Depreciation and amortization expense	4,040	4,629	8,397	9,395
	209,122	165,755	393,003	323,188

Income (loss) from continuing operations before undernoted	(241)	3,958	1,266	3,668

Interest expense, net	1,311	1,920	2,653	4,023

Income (loss) from continuing operations before income taxes	(1,552)	2,038	(1,387)	(355)

Income taxes (recovery)	745	471	1,134	(645)

Net income (loss) from continuing operations	(2,297)	1,567	(2,521)	290

Discontinued operations, net of tax	--	161	--	509

Net income (loss)	(2,297)	1,728	(2,521)	799

Basic and Diluted income (loss) per share
Net loss from continuing operations	$ (0.14)	$0.10	$ (0.15)	$0.02
Discontinued operations	$ --	$0.01	$ --	$0.03
Net loss	$ (0.14)	$0.11	$ (0.15)	$0.05

Weighted average number of shares:
Basic	16,330,041	16,266,441	16,322,748	16,266,441
Diluted	16,330,041	16,365,410	16,322,748	16,359,079

(Statements of Cash Flows follows)

Vitran Corporation Inc.
Consolidated Statements Of Cash Flows
(Unaudited)
(in thousands of United States dollars, US GAAP)

	Three months ended June 30,		Six months ended June 30,

	2011	2010	2011	2010
Cash provided by (used in):

Operations:
Net income (loss)	$ (2,297)	$1,728	$ (2,521)	$799
Items not involving cash from operations:
Depreciation and amortization expense	4,040	4,629	8,397	9,395
Deferred income taxes	64	115	59	(382)
Share-based compensation expense	119	143	261	296
Gain on sale of property and equipment	(67)	(1)	(105)	(145)
Income from discontinued operations	--	(161)	--	(509)
Change in non-cash working capital components	2,270	(2,413)	(3,704)	(6,071)
Continuing operations	4,129	4,040	2,387	3,383
Discontinued operations	(1,342)	267	(526)	873
	2,787	4,307	1,861	4,256
Investments:
Purchase of property and equipment	(4,268)	(1,116)	(6,608)	(3,981)
Proceeds on sale of property and equipment	265	116	329	826
Acquisition of business assets	--	--	(1,737)	--
	(4,003)	(1,000)	(8,016)	(3,155)
Financing:
Revolving credit facility and bank overdraft	5,438	837	14,615	8,659
Repayment of long-term debt	(3,000)	(3,447)	(6,000)	(7,355)
Repayment of capital leases	(939)	(1,124)	(1,910)	(2,397)
Issue of Common Shares upon exercise of stock options	--	--	80	--
	1,499	(3,734)	6,785	(1,093)

Effect of translation adjustment on cash	(283)	427	(630)	(8)

Increase in cash and cash equivalents	--	--	--	--
Cash and cash equivalent position, beginning of period	--	--	--	--
Cash and cash equivalent position, end of period	$ --	$ --	$ --	$ --

Change in non-cash working capital components:
Accounts receivable	$ (5,057)	$1,493	$ (21,872)	$(10,503)
Inventory, deposits and prepaid expenses	1,791	1,629	(100)	1,246
Income and other taxes recoverable/payable	659	(1,105)	365	(2,309)
Accounts payable and accrued liabilities	4,877	(4,430)	17,903	5,495
	$2,270	$ (2,413)	$ (3,704)	$ (6,071)

(additional financial information follows)

Supplementary Segmented Financial Information
(in thousands of United States dollars) (Unaudited)

For the quarter ended June 30, 2011				For the quarter ended June 30, 2010
	Revenue	Inc. from Operations	OR%		Revenue	Inc. from Operations	OR%
LTL	$178,362	$ (1,182)	100.7	LTL	$148,826	$3,856	97.4
SCO	$30,519	$2,337	92.3	SCO	$20,887	$1,401	93.3

For the six months ended June 30, 2011				For the six months ended June 30, 2010
	Revenue	Inc. from Operations	OR%		Revenue	Inc. from Operations	OR%
LTL	$337,351	$ (256)	100.1	LTL	$285,844	$3,233	98.9
SCO	$56,918	$4,427	92.2	SCO	$41,012	$2,764	93.3

LTL SEGMENT – Statistical Information
(Unaudited)

For the quarter ended June 30, 2011

($U.S.)	LTL Division	Q. over Q. % Change
Revenue (000's)	$178,362	* 17.0%
No. of Shipments	1,114,263	9.90%
Weight (000's lbs)	1,684,381	10.60%
Revenue per shipment	$160.07	* 6.4%
Revenue per CWT	$10.59	* 5.8%

For the six months ended June 30, 2011

($U.S.)	LTL Division	Q. over Q. % Change
Revenue (000's)	$337,351	* 15.5%
No. of Shipments	2,126,784	8.50%
Weight (000's lbs)	3,210,920	8.70%
Revenue per shipment	$158.62	* 6.5%
Revenue per CWT	$10.51	* 6.3%

* All % changes have been normalized for the impact of foreign exchange fluctuation, period over period

Non-GAAP Measures

	Three months ended June 30,	Six months ended June 30,

	2011	2011
Net loss from continuing operations	$ (2,297)	$ (2,521)
Tax recovery from US operations	1,795	2,387

Adjusted net loss from continuing operations	(502)	(134)

Weighted average shares outstanding:
Basic	16,330,041	16,322,748
Diluted	16,330,041	16,322,748

Adjusted basic and diluted loss per share from continuing operations	(0.03)	(0.01)
CONTACT: Richard Gaetz, President/CEO
         Sean Washchuk, VP Finance/CFO
         Vitran Corporation Inc.
         416/596-7664